Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2017 (this “Agreement”), between TCT Holdings, Inc., a Delaware corporation (the “Disappearing Corporation”), and TIAA FSB Holdings, Inc. (f/k/a EverBank Financial Corp), a Delaware corporation (the “Delaware Corporation”).

W I T N E S S E T H:

WHEREAS, the Disappearing Corporation, the Delaware Corporation, Teachers Insurance and Annuity Association of America, a New York stock life insurance company (“Parent”), and Dolphin Sub Corporation, a Delaware corporation and wholly owned subsidiary of Owner (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of August 7, 2016 (as amended from time to time, the “Parent Merger Agreement”), which, subject to the terms and conditions thereof, provides for the merger of Merger Sub with and into the Delaware Corporation (the “Parent Merger”), with the Delaware Corporation as the surviving corporation in the Parent Merger;

WHEREAS, subject to the terms and conditions set forth in the Parent Merger Agreement (including Section 6.11(b) thereof), immediately following the time at which the Parent Merger becomes effective, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of the Disappearing Corporation with and into the Delaware Corporation (the “Merger”), with the Delaware Corporation as the surviving company in the Merger;

WHEREAS, the boards of directors of the Disappearing Corporation and the Delaware Corporation have each determined that the Merger is desirable and in the best interests of their respective corporations, and have unanimously authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, Section 251 of the General Corporation Law of the State of Delaware, 8 Del.C. §101, et seq. (the “DGCL”), authorizes the merger of two Delaware corporations.

NOW THEREFORE, the parties hereto hereby agree as follows:

Article 1
The Merger

Section 1.01. The Merger. (a) Subject to Section 6.11(b) of the Parent Merger Agreement, promptly after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, as the Disappearing Corporation and the Delaware Corporation shall determine, the Delaware

Corporation, which shall be the surviving entity, shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as is specified in the Certificate of Merger (the “Effective Time”).

(b)            At the Effective Time, the Disappearing Corporation shall be merged with and into the Delaware Corporation, whereupon the separate existence of the Disappearing Corporation shall cease, and the Delaware Corporation shall be the surviving entity of the Merger (the “Surviving Corporation”) in accordance with Section 251 of the DGCL.

Section 1.02. Cancellation of Stock. At the Effective Time: (a) Each share of capital stock of the Disappearing Corporation outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be issued in respect thereof; and

(b)            Each share of capital stock in the Delaware Corporation outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, remain unchanged and continue to remain outstanding as a share of capital stock in the Surviving Corporation.

Article 2
The Surviving Corporation

Section 2.01. Certificate of Incorporation. The certificate of incorporation of the Disappearing Corporation in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that references to the name of the Disappearing Corporation shall be replaced by “TIAA FSB Holdings, Inc.”

Section 2.02. Bylaws. The bylaws of the Disappearing Corporation in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law, except that references to the name of the Disappearing Corporation shall be replaced by “TIAA FSB Holdings, Inc.”

Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Delaware Corporation at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Delaware Corporation at the Effective Time shall be the officers of the Surviving Corporation.

Article 3
Transfer and Conveyance of Assets and Assumption of Liabilities

Section 3.01. Transfer, Conveyance and Assumption. At the Effective Time, the Delaware Corporation shall continue in existence as the Surviving Corporation, and without further transfer, succeed to and possess all of the rights, privileges and powers of the Disappearing Corporation, and all of the assets and property of whatever kind and character of the Disappearing Corporation shall vest in the Delaware Corporation without further act or deed; thereafter, the Delaware Corporation, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of the Disappearing Corporation, and any claim or judgment against the Disappearing Corporation may be enforced against the Delaware Corporation, as the Surviving Corporation, in accordance with Section 251 of the DGCL.

Section 3.02. Further Assurances. If at any time the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of the Disappearing Corporation, or otherwise to carry out the provisions hereof, the proper representatives of the Disappearing Corporation as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Corporation, and otherwise to carry out the provisions hereof.

Article 4
Conditions to the Merger

Section 4.01. Conditions to the Obligations of Each Party. The obligations of the Delaware Corporation and the Disappearing Corporation to consummate the Merger are subject to the satisfaction of the following conditions:

(a)            no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(b)            all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained;

(c)            this Agreement shall have been adopted by both the sole stockholder of the Disappearing Corporation and the sole stockholder of the Delaware Corporation as required by and in accordance with the DGCL; and

(d)            the Parent Merger shall have become effective.

Article 5
Termination

Section 5.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time and by mutual written consent the Board of Directors of the Delaware Corporation and the Board of Directors of the Disappearing Corporation.

Article 6
Miscellaneous

Section 6.01. Amendments; No Waivers. (a) Any provisions of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the Delaware Corporation and by the Disappearing Corporation.

(b)            No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.02. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 6.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 6.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

Section 6.05. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

TIAA FSB HOLDINGS, INC.

By:	/s/ Andrew Svarre
	Name:	Andrew Svarre
	Title:	Assistant Secretary

TCT HOLDINGS, INC.

By:	/s/ Andrew Svarre
	Name:	Andrew Svarre
	Title:	Assistant Secretary

[Signature Page to Merger Agreement]